Exhibit 2.4


                                                             [Allied as Seller -
                                           Fayetteville, North Carolina Hauling]

                               PURCHASE AGREEMENT
                               ------------------

         THIS PURCHASE AGREEMENT (the "Agreement") is executed and delivered as of May 26, 2000, among Waste Industries, Inc., a North Carolina corporation ("Buyer"); BFI Waste Systems of North America, Inc., a Delaware corporation ("Seller"); and Allied Waste Industries, Inc., a Delaware corporation ("Parent").

         WHEREAS, Seller owns or leases real property located in Fayetteville, North Carolina and more fully described in Section 1.1(a) and on Exhibit A attached hereto on which it operates a fully-permitted hauling operation (with such real property collectively referred to as the "Land" and such hauling operation referred to as the "Business");

         WHEREAS, Buyer desires to purchase and acquire certain assets, properties and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties and contractual rights to Buyer, all in accordance with the terms and conditions set forth in this Agreement;

         WHEREAS, Parent owns (directly or indirectly) all of the issued and outstanding shares of the capital stock of Seller;

         WHEREAS, Buyer is unwilling to enter into this Agreement without the covenants and promises of Parent set forth herein; and

         WHEREAS, Parent desires that Seller sell such assets, properties and contractual rights to Buyer upon the terms and subject to the conditions set forth in this Agreement and, in order to induce Buyer to enter into this Agreement, is willing to make the covenants and promises set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained and other good and valuable consideration, received to the full satisfaction of each of them, the parties hereby agree as follows:


                        ARTICLE 1. DESCRIPTION OF ASSETS
                        ---------  ---------------------

         Section 1.1. Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller will, on the Closing Date, grant, convey, sell, transfer and assign to Buyer the following assets, properties and contractual rights of Seller, wherever located, subject to the exclusions set forth in Section 1.2:

         (a) the Land (including all buildings, fixtures, personalty and improvements located thereon, easements, interests, rights, tenements, hereditaments, and appurtenances held by Seller that in any way benefit the Land or the improvements thereon or related to the Business, all mineral, water, and irrigation rights, and Seller's interests in any roadway adjoining the Land and any rights or interests that may accrue to the benefit of Seller or the Land as a result of the abandonment thereof or, if the Land is leased, all of Seller's leasehold interest in and to the Land and improvements thereon that are the subject of the Real Estate Leases (as defined in Section 5.5(b)(iv)) (the "Leased Land");

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         (b) all permits, licenses, consents and approvals of every kind necessary to operate the Business (the "Permits"), including the Permits listed on Schedule 1.1(b), attached hereto and made a part hereof;

         (c) all equipment, including carts and containers, used or for use principally in the Business and owned or leased by Seller (the "Equipment"), including the Equipment listed on Schedule 1.1(c), attached hereto and made a part hereof;

         (d) all of the motor vehicles used or for use principally in the Business and owned or leased by Seller, and all attachments, accessories and materials handling equipment now located in or on such motor vehicles, including all radios and the radio base station, if any (the "Rolling Stock"), as the same are more completely described by manufacturer, model number, model year and vehicle identification number on Schedule 1.1(d), attached hereto and made a part hereof;

         (e) all manual, automated and computerized billing systems and components thereof, including all computer hardware, transferable software and transferable programs used or for use principally in the Business;

         (f) all of Seller's inventory of supplies, parts, tires and accessories of every kind, nature, and description used or for use principally in the Business (the "Inventory");

         (g) all right, title and interest of Seller in and to all trade secrets, proprietary rights, symbols, trademarks, service marks, logos and trade names used principally in the Business and owned by Seller, except those symbols, trademarks, service marks, logos and trade names that include the names of or otherwise identify Seller or Parent or any affiliate thereof;

         (h) all contractual rights of Seller with Seller's customers (whether oral or in writing) relating principally to the operation of the Business (the "Customer Contracts"), all commitments, lists, leases, Permits and other instruments relating to the Customer Contracts (the "Related Approvals"), and all employment contracts and collective bargaining agreements with any union (but excluding employee benefit plans) (the "Employee Contracts") (a complete and accurate list of all of the Customer Contracts, the Related Approvals and the Employee Contracts is set forth on Schedule 1.1(h), attached hereto and made a part hereof);

         (i) [Intentionally Omitted];

         (j) all right, title, and interest of Seller in and to the telephone number(s) used principally in the operation of the Business;

         (k) all of Seller's shop tools, nuts and bolts relating principally to the Business;

         (l) all recycling equipment used principally in the Business, if any;

         (m) all accounts receivable of Seller related principally to the Business ("Accounts Receivable") as of the close of business on the Closing Date (hereinafter defined);

         (n) all books, records and data relating principally to the Business, including customer lists and vendor lists, productivity reports, customer records and data, volume records and operational history, whether or not computerized;

         (o) all litigation rights to which Seller is a plaintiff as described in Schedule 5.11;

         (p) all prepaid expenses and deposits listed on Schedule 1.1(p); and

         (q) all of the goodwill of the Business.

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

All of the foregoing assets, properties and contractual rights are hereinafter sometimes collectively called the "Assets."

         Section 1.2. Excluded Assets. The parties agree that certain assets of Seller shall remain the property of Seller or its affiliates and shall not be sold to Buyer as of the Closing (the "Excluded Assets"). Such Excluded Assets are as follows: (a) all cash on hand, cash reserves and cash on deposit of Seller, except as set forth in Section 1.4 hereof; (b) all, if any, real property and all buildings on and fixtures to all real property of Seller other than set forth in Section 1.1(a); (c) all contracts and contract rights and obligations of Seller (whether oral or in writing), other than the Customer Contracts, the Related Approvals, the Employee Contracts, the Permits, the Leases for the Leased Land and the other contracts and contract rights and obligations identified in Section 1.1; (d) all motor vehicles of Seller which are not Rolling Stock and which are set forth on Schedule 1.2; (e) the stock and corporate records of Seller and Parent; and (f) all other assets of Seller that do not relate directly to the Business.

         Section 1.3. Non-Assignment of Certain Customer Contracts, Related Approvals and Permits. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Contract, Related Approval or Permit shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Seller and Buyer shall each use best efforts to obtain the consent of such other party to such assignment to Buyer as soon as possible after the date of this Agreement.

         Section 1.4. Proration of Cash on Hand. The parties shall prorate, as of the close of business on the Closing Date, all cash on hand or on deposit with Seller consisting of sums paid to Seller pursuant to the advance billing practice of Seller or otherwise representing a prepayment to Seller of services to be rendered after the Closing. Seller shall be entitled to all such sums allocable to services performed on or before the close of business on the Closing Date and Buyer shall be entitled to all such sums allocable to services to be performed thereafter.

         Section 1.5. Allocation of Purchase Price. The aggregate Purchase Price shall be allocated among the Assets for tax purposes in accordance with Schedule
1.5. Seller and Buyer will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies. To the extent that disclosures of this allocation are required to be made by the parties to the Internal Revenue Service ("IRS") under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") or any regulations thereunder, Buyer and the Seller will disclose such reports to the other prior to filing with the IRS.


                            ARTICLE 2. PURCHASE PRICE
                            ---------  --------------

         Section 2.1. Purchase Price. Subject to the remainder of this Article 2, at the Closing, Buyer shall pay to Seller for the Assets the aggregate sum of $1,495,000 (the "Purchase Price").

         Section 2.2. Accounts Receivable and Prepaid Expenses and Deposits.

         (a) In addition to the sums payable pursuant to Section 2.1 above, Buyer shall pay to Seller on a dollar for dollar basis a sum equal to the amount of the Accounts Receivable that are less than 60 days old; $.50 on the dollar for all of the Accounts Receivable that are between 61 and 90 days old and zero for any Accounts Receivable that are more than 90 days old. Within 30 days

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after the Closing, Seller shall provide to Buyer to be attached hereto as
Schedule 2.2 a true and complete list of all Accounts Receivable as of the close of business on the Closing Date, including an aging of all Accounts Receivable showing amounts due in 30 day aging categories. Buyer shall pay Seller for such Accounts Receivable on the basis described above, net of amounts received and retained by Seller after Closing attributable to the Accounts Receivable, within 45 days after the Closing Date.

         (b) In addition to sums payable pursuant to Section 2.1 above, Buyer shall pay Seller the amount of the prepaid expenses and deposits set forth on
Schedule 1.1(p).

         Section 2.3. Holdback. Seller agrees that the aggregate sum equal to $1,725,000 (the "Holdback Funds") otherwise payable to Seller for the Assets and the Shares (as defined in the Stock Purchase Agreement among Seller, Parent and Buyer dated as of the date hereof and relating to the purchase and sale of the stock of Sampson County Disposal, Inc. (the "Stock Purchase Agreement")) on the Closing Date shall be retained by Buyer for a period of three months after the Closing Date (the "Holdback Period"). Buyer shall be entitled to commingle the Holdback Funds with its general accounts. If Buyer discovers the absence or nonconforming condition of any of the Assets, or if Buyer otherwise determines that it is entitled to indemnification pursuant to Article 11, then Buyer shall be entitled to deduct an equitable amount from the Holdback Funds for each such absence, nonconforming condition, undisclosed liability or indemnification obligation. Except as set forth below, upon the expiration of the three-month period, all remaining Holdback Funds shall be delivered to Seller plus accrued simple interest thereon at the rate of 6.25% per annum.

         At any time or from time to time during the Holdback Period, Buyer shall notify Seller of the amount, if any, that Buyer wishes to deduct from the Holdback Funds; provided, however, that Buyer shall not be entitled to withhold any of the Holdback Funds unless (a) the aggregate amount of the deduction equals or exceeds the minimum amount set forth in Section 11.4 or (b) the amount of the deduction relates to a Title Defect (as defined in 5.5(b)(xiv) or was discovered in connection with title or survey reviews permitted under Section
3.8. If Seller disagrees with the amount Buyer wishes to deduct, then Seller shall so notify the Buyer in writing, and the parties will have 45 days from the date of such notice to resolve the dispute among themselves. If the parties have not resolved such dispute within such 45-day period, then Buyer and Seller shall submit the dispute to arbitration as provided in Section 14.13 of this Agreement. The parties each agree to be bound by the decision reached in such arbitration. All costs of the arbitration shall be split equally between Buyer and Seller. To the extent that the Holdback Funds are insufficient to remove a Title Defect, Seller shall immediately cause sufficient additional monies to be deposited with Buyer so as to enable Buyer to cause such Title Defect to be eliminated and/or removed of record.


                               ARTICLE 3. CLOSING
                               ---------  -------

         Section 3.1. Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated on or about May 23, 2000 or such other date as the parties may agree (the "Closing"). The Closing shall take place at the offices of Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Raleigh, North Carolina 27607-7506. The date on which the Closing occurs shall be referred to as the "Closing Date." Notwithstanding the Closing Date, provided that the Closing Date is on or before May 31, 2000, the transactions contemplated by this Agreement shall be effective for accounting purposes at 12:01 a.m. on May 15, 2000 for the convenience of all parties.

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

         Section 3.2. Deliveries by Seller and Parent. At the Closing, Seller and Parent shall deliver to Buyer, all duly executed:

         (a) subject to Section 3.8, a North Carolina special warranty deed (the "Deed") conveying to Buyer good and marketable fee simple title to the Land subject only to the Permitted Exceptions (hereinafter defined) or, if Leased Land, an assignment of all of Seller's rights, title and interest under any Real Estate Lease for the Land, containing the consent of the landlord if required, and estoppel language reasonably satisfactory to Buyer (the "Assignment, Assumption and Consent to Leased Land"), and a memorandum of lease in recordable form as Buyer reasonably deems appropriate;

         (b) subject to Section 3.8, the Title Policy provided for below;

         (c) subject to Section 3.8, the Survey provided for below;

         (d) a General Conveyance, Assignment and Bill of Sale in form and substance reasonably satisfactory to Buyer, conveying, selling, transferring and assigning to Buyer all of the Assets (other than the Land and Leased Land) (the "Bill of Sale");

         (e) a sworn affidavit stating, under penalty of perjury, that Seller is not a "foreign person" as defined under the Internal Revenue Code of 1986, as amended ("Code") or other appropriate evidence that Buyer is not required to withhold taxes under Section 1445(a) of the Code;

         (f) certified copies of resolutions of the board of directors of Seller authorizing the execution of this Agreement, the sale of the Assets to Buyer, and the consummation of the transactions contemplated herein, along with an incumbency certificate of Seller;

         (g) evidence of the payment in full of all debts, judgments, liens, financing statements or deeds of trust encumbering the Assets, and releases and satisfactions thereof, excluding any obligations under any operating leases for any of the Assets;

         (h) a non-solicitation agreement in the form attached as Exhibit B (the "Non-Solicitation Agreement");

         (i) the National Account Subcontract Agreements (as defined in Section 5.6); and

         (j) such other separate documents or instruments of sale, assignment, or transfer reasonably required by Buyer or the Title Company to consummate the transactions contemplated by this Agreement, including titles and registrations for the Rolling Stock and the release or termination of security interests held by lenders and/or creditors of Parent and/or Seller or letters from such lenders and/or creditors, in form and substance satisfactory to Buyer, in its sole discretion, that such lenders and/or creditors will release or terminate all liens, claims and encumbrances within 30 days after Closing.

         Section 3.3. Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller, all duly and properly executed (where applicable):

         (a) the purchase price provided in Section 2.1 (less the Holdback Funds) and the payments for prepaid expenses and deposits provided in Section 2.2, by wire transfer of immediately available funds;

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         (b) a certified copy of resolutions of the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, along with an incumbency certificate of Buyer;

         (c) Assignment, Assumption and Consent to Leased Land;

         (d) the Non-Solicitation Agreement;

         (e) the National Account Subcontract Agreements; and

         (f) such other separate documents or instruments of sale, assignment, or transfer reasonably required by Seller or the Title Company to consummate the transactions contemplated by this Agreement.

         Section 3.4. Title Policy. Buyer shall be entitled to procure an A.L.T.A. Extended Owner's Policy of Title Insurance from a title company selected by Buyer and reasonably acceptable to Seller (the "Title Company") in the amount to be agreed upon between Buyer and Seller with each of the Title Company's standard printed exceptions deleted and including the endorsements hereinafter delineated and such endorsements reasonably requested by Buyer and that are available in the state where the Land is located, insuring marketable leasehold or marketable fee simple title, whichever is applicable, to the Land to be in Buyer subject only to the Permitted Exceptions (as defined in Section 3.5) (the "Title Policy"). As soon as reasonably practicable, but in any event, not later than 30 days after execution of this Agreement and not later than 3 business days before the Closing, Buyer shall obtain an unconditional irrevocable commitment ("Title Commitment"), by the Title Company together with complete and legible copies of all instruments and documents referenced in the Title Commitment and other documents affecting the Land which are in the possession of, or known to, Seller. Seller shall pay the cost of the Title Commitment and Title Policy attributable to the issuance of standard owner's coverage and, to the extent applicable and available in the states where the Land is located, the following affirmative endorsements in form reasonably acceptable to Buyer: (a) an endorsement insuring that the Land or Leased Land described in the Title Policy is the same real estate as shown on the Survey (as defined below) delivered with respect to such property; (b) an endorsement insuring that each street adjacent to the Land or Leased Land is a public street and that there is direct and unencumbered vehicular access to such street from the Land or Leased Land; (c) if the Land or Leased Land consists of more than one record parcel, contain a "contiguity" endorsement ensuring that all of the record parcels are contiguous to one another; and (d) contain a "non-imputation" endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed "facts known to the insured" for purposes of the policy. All other endorsements that Buyer shall reasonably request shall be at Buyer's cost. Buyer and Seller shall split equally the cost and expense of the extended owner's coverage under the Title Policy. The Title Policy shall insure Buyer that the Land is unconditionally vested in the name of Buyer, free and clear of all debts and encumbrances whatsoever except: (i) zoning ordinances and regulations which do not, in Buyer's judgment, adversely affect Buyer's use of the Land for its current uses after Closing; (ii) real estate taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date and which shall be prorated at Closing; and (iii) easements, encumbrances, covenants, conditions, reservations, restrictions and other matters of record, if any, as have been approved in writing by Buyer prior to the Closing Date (collectively, the "Permitted Exceptions"). Seller's obligations under this Section are subject to Sections 2.3 and 3.8.

         Section 3.5. Title Review/Permitted Encumbrances. Buyer shall have 10 business days after receipt of the Title Commitment, items listed as exceptions to title on the Title Commitment and Survey to notify Seller in writing of any defect in the title of the Land or any other matter unacceptable to Buyer disclosed by the Title Commitment or the Survey (an "Unpermitted Exception"). Seller shall have 10 business days after notice of any Unpermitted Exception is given by Buyer within which Seller shall give notice to Buyer in writing as to whether Seller elects to cure any such matter. Failure to notify Buyer in writing within such period of its election to cure shall be deemed Seller's election to cure. Buyer shall have 15 days following receipt of Seller's notice electing not to cure in which to (a) notify Seller that Buyer shall not elect to waive its objection to any Unpermitted Exception which Seller does not elect to cure, or (b) amend this Agreement to delete the parcel of Land affected by Buyer's objections and to deduct the value of the Land from the Purchase Price,
(c) effect the cure (if possible) on behalf of Seller and to deduct the cost of cure (or if cure is not possible, then the decreased value of the Land) from the Purchase Price, in which event Buyer shall have a reasonable time after such notice within which to effect such cure and, if unable to effect such cure, to provide further notice to Seller of election of (a), (b) or (d) herein, or (d) terminate this Agreement.

         Section 3.6. Survey. Seller shall have provided to Buyer any existing survey of the Land before the date hereof. As soon as reasonably practicable, but in any event, not later than 30 days after execution of this Agreement, Buyer shall cause to be prepared and delivered to Buyer, Seller and Title Company, at Seller's sole cost and expense, a current A.L.T.A./A.C.S.M. Survey of the Land, made on the ground by competent engineer or surveyor registered in the state in which the Land is located, certified to Buyer, Buyer's lender (if any), and Title Company, and that satisfies the standard identified on Annex II (the "Survey"). The Survey shall contain a certification to Buyer, Buyer's lender (if any) and Title Company by the surveyor: (a) complying with American Land Title Association guidelines; (b) complying with such additional supporting notes, reports and other certifications as the Title Company may require to enable the Title Company to delete its standard survey exceptions from the Title Policy or which Buyer may reasonably request. Seller shall pay all of the costs of the Survey. Seller's obligations under this Section are subject to Sections
2.3 and 3.8.

         Section 3.7. Prorations and Charges. The parties shall prorate and apportion, on a calendar year basis, as of the close of business on the Closing Date, the real estate taxes and assessments, both general and special, for the Land, based upon the last available tax statement. If the actual real estate taxes paid by Buyer in respect of the period of the proration exceed the credit given Buyer at closing for such taxes, Seller shall, upon presentation of appropriate paid tax bills, reimburse Buyer for any amounts incurred by Buyer for such taxes in excess of prorated credit. In addition, Seller shall be charged the following closing costs: (a) the state and local real estate transfer and similar taxes and conveyance fees; and (b) the cost of discharging any and all financial encumbrances, including all deeds of trusts, mortgages and mechanics and materialmen's liens on the Land. With respect to Leased Land, the parties shall prorate rent, insurance costs, real estate taxes, operating costs (e.g., CAMs) and any other amounts due under the applicable Real Estate Lease. If the pro rata amounts are not known as of the Closing Date, adjustments shall be made post closing at such time as they are known to the parties.

         Section 3.8. Post Closing Title and Survey Work. Notwithstanding anything herein to the contrary, if as of the Closing Buyer has not yet received
(a) a Title Commitment and all exceptions to title as shown in the Title Commitment and other matters disclosed therein, and/or (b) had the

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time permitted under Section 3.5 to review same, and/or (c) received a Survey
(if applicable) in form acceptable to Buyer with respect to any parcel of Land, and/ or (d) received a landlord's consent to an assignment of a Real Estate Lease, with respect to Leased Land, and/or (e) a replatting of the Land if Seller is conveying less than 100% of such land pursuant to this Agreement, Buyer shall have the right to either (i) elect to close with respect to such Land; provided Seller agrees in writing at the Closing to provide such missing items promptly after the Closing, or (ii) delay the Closing with respect to such parcel of Land only and close with respect to such Land when the missing items are obtained, with (A) Buyer and Seller to execute an agreement at Closing regarding the payment of the purchase price for such parcel(s); (B) the representations and covenants of Seller with respect to the applicable Land continuing until the extended closing date; and (C) Section 11.1 commencing as of the extended Closing Date of the applicable Land.


                        ARTICLE 4. POST CLOSING COVENANTS
                        ---------------------------------

         Section 4.1. Removal of Identification. Within three months after the Closing with respect to all Assets that are not containers or carts, and as soon as practicable after the Closing with respect to all containers and carts, Buyer shall remove from the Assets all visible names, symbols, trade names, service marks and logos of Seller or Parent other than the Business Names identified in
Section 1.1, if any.

         Section 4.2. Further Assurances. From time to time on and after the Closing and without further consideration except as provided herein, the parties hereto shall each deliver or cause to be delivered to any other party at such times and places as shall be reasonably requested, such additional instruments as any of the others may reasonably request for the purpose of carrying out this Agreement and the transaction contemplated hereby. Parent, also without further consideration, agrees to cooperate with Buyer and to use its reasonable best efforts to have the officers and employees of Seller cooperate on and after the Closing Date in furnishing to Buyer information, evidence, testimony, and other assistance in connection with obtaining all necessary permits and approvals and in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         Section 4.3. Transition. Neither Seller nor Parent will take any action that is designed or intended to have the effect of discouraging any customer or business associate of Seller from maintaining the same business relationships with Buyer after the Closing that it maintained with Seller before the Closing. Seller and Parent will refer all customer inquiries relating to the Business to Buyer from and after the Closing. Further, Seller and Parent agree that for a period of 90 days following the Closing Date, they will, without additional consideration, assist Buyer with the orderly transition of the operations of the Business from Seller to Buyer, including customer billing and computer systems integration for the first 90 days after Closing and thereafter for a mutually agreed upon time if Buyer is using good faith efforts to transition such operations.

         Section 4.4. Computer Support. Seller agrees to provide to Buyer, without additional consideration, access to and support for a period of 90 days after the Closing with respect to the customer management/billing system. Such support shall enable Buyer to operate such systems after the Closing in a manner consistent with the operations before the Closing.

                    ARTICLE 5. REPRESENTATIONS AND WARRANTIES
                    ---------  ------------------------------
                              OF SELLER AND PARENT.
                              --------------------

         Seller and Parent, jointly and severally, represent and warrant to Buyer that the statements contained in this Section 5: (i) except as set forth in the schedules to the specific subsections of this Section 5 delivered by Seller and Parent to Buyer pursuant to Section 9.7 (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule") are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5); and (iii) shall survive the Closing in accordance with Section 11.1 hereof.

         Wherever a representation or warranty herein is qualified as having been made "to the best of Seller's or Parent's knowledge," such phrase shall mean the knowledge of the officers, directors and employees of Seller and Parent actively responsible for the operation of the Assets or the Business, after reasonable inquiry.

         Section 5.1. Organization; Authority. (a) Seller and Parent each is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly authorized, and qualified and licensed under all laws, regulations, ordinances and orders of public authorities to carry on its businesses in the places and in the manner as presently conducted except for where failure to be so authorized, qualified or licensed would not have a material adverse effect on their respective business. Copies of each of Seller's and Parent's Certificate of Incorporation (certified by the Secretary of State of the state of their incorporation) and Bylaws (certified by their respective Secretaries), each as amended, are attached hereto as Schedule 5.1.

         (b) Seller and Parent each have the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 5.2. Stock Ownership; Binding Effect. All of the issued and outstanding shares of the capital stock of Seller are owned, directly or indirectly, of record and beneficially by Parent and, except as set forth on
Schedule 5.2, are free and clear of all liens, security interests, encumbrances, adverse claims, pledges, equities and other restrictions whatsoever (collectively, "Encumbrances"). This Agreement is the valid and binding obligation of Seller and Parent, enforceable against them in accordance with its terms. Approval of the transactions contemplated by this Agreement by the Board of Directors of Parent is not required.

         Section 5.3. Permits; Proprietary Rights; Environmental Documents. Attached as Schedule 5.3 is a complete and accurate list as of the date hereof of all Permits, permit applications, titles (including motor vehicle titles and current registrations), fuel permits, licenses, franchises, certificates, trademarks, trade names, service marks, patents, patent applications and copyrights owned or held by Seller related to the Assets and the operation of the Business (collectively, the "Rights"), none of which Rights, to the best of Seller's and Parent's knowledge, infringe on the rights of others and all of which are now valid, in good standing and in full force and effect. Except as set forth on Schedule 5.3, such Rights are adequate for the operation of the Business as presently constituted. Seller is not in default under any Permit and each Permit is in full force and effect. Seller has not been notified (and has no reason to believe) that any governmental agency intends to cancel, terminate or modify any Permit. Notwithstanding the foregoing, no representation or warranty is made with respect to the continuing validity and effectiveness of the Permits as a result of the transactions contemplated hereby.

         Section 5.4. Personal Property.

         (a) Listed on Schedule 1.1(c) hereto is a complete and accurate list of all Equipment. Each piece of Equipment is being transferred to Buyer in its "as is" condition.

         (b) Listed on Schedule 1.1(d) hereto is a complete and accurate list of all Rolling Stock, which Schedule shall designate any Rolling Stock that is inoperable pursuant to applicable Department of Transportation rules and regulations. Each motor vehicle, attachment, accessory and piece of materials handling equipment comprising the Rolling Stock is being transferred to Buyer in its "as is" condition.

         (c) All of the Assets are either owned by Seller or leased under an agreement indicated on Schedule 5.4(c). Except for office equipment, none of the Equipment is leased. All leases set forth on Schedule 5.4(c) are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. No default by Seller or, to the best of Seller's and Parent's knowledge, any other party to any of such leases exists or would exist except for the passage of time or delivery of a notice or both.

         Section 5.4.A. Title to Assets. At the Closing, Seller shall have good and marketable title to the Assets, free and clear of all debts (except operating lease payments for office equipment such as telephone systems copiers, fax machines and postage meters) and Encumbrances and, by virtue of the grant, conveyance, sale, transfer, and assignment of the Assets hereunder, Buyer shall receive good and marketable title to the Assets, free and clear of all debts (except operating lease payments for periods after the Closing for office equipment such as telephone systems, copiers, fax machines and postage meters) and Encumbrances. The Assets constitute all of the assets owned or leased by Seller used in the Business, and include all of the Permits necessary to operate the Business at or prior to Closing.

         Section 5.5. Real Property.

         (a) Seller has good fee simple marketable title to the owned Land, free and clear of all Encumbrances other than the Permitted Exceptions, and marketable leasehold title to the Leased Land.

         (b) Except as set forth on Schedule 5.5(b):

                  (i) At all times during the operation of the Business, the Land has been licensed, permitted and authorized for the operation of the Business under all Applicable Laws (as defined in Section 5.9) relating to the protection of the environment, the Land and the conduct of the Business thereon (including all zoning restrictions and land use requirements) and neither Parent nor Seller has received any notice of any violation of any Applicable Law.

                  (ii) The Land is usable for its current uses, and the Land can be used by Buyer after the Closing for its current uses in the manner currently operated by Seller, without violating any Applicable Law or private restriction, and such uses are legal conforming uses. There are no proceedings or amendments pending and brought by, or threatened by, any third party which would result in a change in the allowable uses of the Land or which would modify the right of Seller to use the Land for its current uses after the Closing Date.

                  (iii) Parent and Seller have made available to Buyer all engineering, geologic and other similar reports, documentation, plats and maps in the possession or control of Parent or Seller relating to the Land and all plans and specifications, as-builts, contracts and warranties in connection with the improvements thereon.

                  (iv) Parent and Seller have delivered to Buyer all existing leases, occupancy agreements or licenses or similar agreements and any amendment thereto in connection with the Land (collectively "Real Estate Leases"). Neither Parent nor Seller is in default beyond any applicable cure period under any Real Estate Lease.

                  (v) Except in connection with Leased Land, no party except Seller has a present or future right to possession of all or any part of the Land.

                  (vi) There are no pending or threatened condemnation or eminent domain proceedings affecting all or any part of the Land.

                  (vii) There are no pending or threatened special assessments affecting the Land, or any contemplated improvements affecting the Land that may result in special assessments affecting the Land.

                  (viii) Seller has no knowledge of any fact or condition which will result in the termination of any currently existing access to or from the Land and any public rights of ways and roads.

                  (ix) No written or verbal commitments have been made to any governmental authority, utility company, or any other organization, group, or individual, relating to the Land which would impose an obligation upon Buyer or its successors or assigns to make any contribution or dedications of money or Land or to construct, install, or maintain any improvements of a public or private nature on or off the Land.

                  (x) All utilities serving the Land are supplied directly to the Land by public utilities through public or private easements benefiting the Land and are adequate to service the normal operations of the Land and of the Business, and any private easements are insurable under the Title Commitment, subject only to the Permitted Exceptions.

                  (xi) Neither Parent nor Seller has failed to disclose to Buyer any material adverse fact or condition regarding the Land.

                  (xii) There are no unrecorded contracts, leases, easements or other agreements, or claims of any third party, affecting the use, title, occupancy or development of the Land, and no person, firm or entity has any right of first refusal, option or the right to acquire all or any part of the Land.

                  (xiii) Seller is not a "foreign person" as the term is defined in Section 1445 of the Code and any applicable regulations promulgated thereunder.

                  (xiv) Seller shall not cause or permit any lien, Encumbrance, covenant, condition, restriction, assessment, easement, right of way, obligation, encroachment or liability ("Title Defect") whatsoever to be placed of record, affecting the title insurance to be given Buyer pursuant to this Agreement or otherwise exist, from the date of this Agreement to the Closing or issuance of the Title Policy if as of the Closing the Title Policy is not issued, excepting, however, the matters permitted under Article 3 above.

                  (xv) Seller has not transferred, conveyed, exchanged or granted, whether written or oral, any interest in or to any mineral rights, to or affecting the Land, or entered into, whether written or oral, contracts or licenses for or relating to the removal of any such materials.

         (c) Seller has provided to the government agencies requiring the same, all reports, notices, filings and other disclosures required by Applicable Laws and all such reports, notices, filings and other documents were complete and accurate in all material respects at the time provided to such government agencies.

         Section 5.6. Contracts. Listed on Schedule 1.1(h) hereto is a complete and accurate list of the Customer Contracts, Related Approvals and Employee Contracts as of the date hereof, true and complete copies of which have been made available to Buyer. None of the Customer Contracts, Related Approvals or Employee Contracts listed on Schedule 1.1(h) have been modified, altered, terminated or otherwise amended in writing. All Customer Contracts, Related Approvals and Employee Contracts are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective provisions and Seller is not in default in, nor has there occurred an event or condition which with the passage of time or the giving of notice (or both) would constitute a default, with regard to the payment or performance of any obligation under any Customer Contract, Related Approval or Employee Contract. Neither Parent nor Seller has received, or given, any notice that any person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Customer Contract, Related Approval or Employee Contract. There is no contract, agreement or other arrangement granting any person any preferential right to purchase any of the Assets. Except as set forth on Schedule 5.6, all Customer Contracts, Related Approvals and Employee Contracts may be assigned and transferred to Buyer without the consent of any customer, employee or other third party. Seller has certain national accounts in the area served by the Business that cannot be transferred and that must be serviced by Seller. Seller may, however, subcontract its performance obligations under such national accounts. A list of such national accounts is set forth on
Schedule 5.6. With respect to the national accounts listed on Schedule 5.6, Seller and Buyer shall enter into a National Account Subcontract Agreement in substantially the form of Exhibit C (the "National Account Subcontract Agreement"). With respect to national accounts that contributed to the Average Monthly Revenue (as defined in Section 5.22) but that cannot be subcontracted, Seller agrees to substitute and provide to Buyer comparable volumes from other sources. Disclosure by Seller of required consents will not relieve Seller of its obligation to obtain all such consents on or before Closing, or if waived as a condition to Closing by Buyer, within ninety (90) days after Closing.

         Section 5.7. Insurance Policies. Attached as Schedule 5.7 is a complete and accurate list as of the date hereof of all insurance policies carried by Seller with respect to the Business or the Assets showing, among other things, the amount of coverage, the company issuing the policy, and the expiration date of each policy and whether such coverage is on an occurrence or claims made basis. All insurance policies are in full force and effect and shall remain in full force and effect through the Closing Date. Seller's insurance with respect to the Assets or the Business has never been canceled, and Seller has not been denied coverage with respect to the Assets or the Business within the last three years.

         Section 5.8. Employees; Compensation. Attached as Schedule 5.8 is a complete and accurate list of all employees of Seller employed in the Business and their rate of compensation as of the date hereof (including a breakdown of the portion thereof attributable to salary, bonus and other compensation, respectively). Also included on Schedule 5.8 is each employee's accrued vacation. Except as set forth on Schedule 5.8, each employee of Seller is an employee at will.

         Section 5.9. Compliance with Law; No Conflicts.

         (a) Seller has in the past complied in all material respects with, and is now in material compliance with, all federal, state and local statutes, laws, rules, regulations, orders, permits (including zoning restrictions and land use requirements and environmental laws and regulations) and licenses and all administrative and judicial judgments, rulings, decisions and orders applicable to Seller, the Assets or the Business (collectively, the "Applicable Laws") and Permits. Neither Seller nor Parent now is or ever has been involved in any litigation or administrative proceeding relating to the Assets or the Business seeking to impose fines, penalties or other liabilities or seeking injunctive relief for violation of any Applicable Laws or Permits relating to the environment. Neither Seller nor Parent has received any notice that Seller is under investigation or other form of review relating to the Assets or the Business with respect to any Applicable Law or Permit. Seller has been issued, and has kept in current force and effect, all required Permits necessary with respect to the Assets and the Business under Applicable Laws.

         (b) The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not:

                  (i) conflict with, or result in a breach or violation of the Certificate of Incorporation or Bylaws of Seller;

                  (ii) except as provided in Section 5.9(c), conflict with, or result in a material breach under any Customer Contract, Related Approval or Real Estate Lease or result in the creation or imposition of Encumbrance on the Assets or Business pursuant to: (A) any law or regulation to which Seller or Parent, or any of their respective properties are subject, or (B) any judgment, order or decree to which Seller or Parent is bound or any of their respective property is subject; or

                  (iii) except for the filings by Seller required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the consents or filings required under the Permits, Customer Contracts, Related Approvals and Real Estate Leases set forth on Schedule 5.9(c)(iii), require notice to, or the consent or approval of, any governmental authority or agency or other third party in order to remain in full force and effect. Disclosure by Seller of required consents will not relieve Seller of its obligation to obtain all such consents under this Agreement.

         (c) Seller has made available to Buyer copies of all reports of Seller with respect to the Business or the Assets for the past five years required under the Federal Occupational Safety and Health Act of 1970, as amended, and under all other health and safety Applicable Laws or with any order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including any liability under CERCLA (as defined below) or similar state or local Applicable Laws, or otherwise form the basis of any litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling or the emission, discharge, release or threatened release into the environment, of any waste.

         Section 5.10. Taxes. Except as set forth on Schedule 5.10, (a) Parent and Seller have filed all requisite federal, state, local and other tax returns relating to the Business or the Assets which are due for all fiscal periods ended on or before the date hereof and as of the Closing shall have filed in a timely manner all such returns due for all periods ended on or before the Closing Date; (b) no federal, state, local or other tax returns or reports filed by Parent or Seller (whether filed prior to, on or after the date hereof) with respect to Parent or Seller will result in any taxes, assessments, fees or other governmental charges upon the Assets or Buyer, whether as a transferee of the Assets or otherwise; (c) all federal, state and local taxes due and payable with respect to the Assets and the Business have been paid, including all federal, state and local income, sales, use franchise, excise and property taxes; (d) there are no agreements to extend the statutory period for the assessment of any taxes, examinations in progress or claims against Parent or Seller for federal, state, local and other taxes (including penalties and interest) for any period or periods prior to and including the date hereof (and as of the Closing Date) and no notice of any claim, whether pending or threatened, for taxes has been received; and (e) there are no liens for taxes on any Assets.

         Section 5.11. Litigation. Except as set forth on Schedule 5.11, there is no claim, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise, pending or, to the best of Seller's and Parent's knowledge, threatened, against Seller or Parent relating to the Assets or the Business, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental or private authority or that could interfere with the consummation of the transaction contemplated by this Agreement or, if adversely determined, result in an Encumbrance against the Assets or have a material adverse effect on the Business; no notice of any of the above has been received by Seller or Parent; and, to the best of Seller's and Parent's knowledge, no facts or circumstances exist which would give rise to any of the foregoing. Also listed on Schedule 5.11 are all instances where Seller or Parent is the plaintiff, or complaining or moving party in any way, related to the Assets or the Business.

         Section 5.12. Absence of Price Renegotiation Contracts. Seller is not now a party to any governmental contracts related to the Assets or the Business which are subject to price redetermination or renegotiation.

         Section 5.13. Conduct of Seller's Business Since January 1, 2000. Since January 1, 2000, except as disclosed on Schedule 5.13, Seller has conducted the Business only in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, since January 1, 2000, there has not been any:

         (a) change in the authorized capital or equity ownership of Seller;

         (b) work interruption, labor grievance or unfair labor practice claim filed with respect to the Business;

         (c) sale or transfer of, or any agreement to sell or transfer, any of the Assets or the Business or any plan, agreement or arrangement granting any preferential right to purchase or acquire any interest in any of the Assets or the Business, or requiring consent of any party to the transfer and assignment of any of the Assets or the Business;

         (d) waiver of any material rights or claims of Seller related to the Assets or the Business;

         (e) material breach, amendment or termination of any Customer Contract or Permit or loss of any material customer or Customer Contract;

         (f) transaction by Parent or Seller outside the ordinary course of its business with respect to the Assets or the Business;

         (g) amendment to the Certificate of Incorporation or Bylaws of Seller;

         (h) any other material occurrence, event, incident, action or failure to act outside the ordinary course of business of Parent and Seller with respect to the Assets or the Business; or

         (i) any action by Seller, Parent, or any employee, officer or agent of Seller or Parent committing to do any of the foregoing.

         Section 5.14. Hazardous Materials; Disposal Sites. Neither Parent nor Seller has ever owned, leased, had an interest in, generated, transported, stored, handled, recycled, reclaimed, disposed of, or contracted for the disposal of, hazardous materials, hazardous wastes, hazardous substances, toxic wastes or substances, infectious or medical waste, radioactive waste or sewage sludges as those terms are defined by the Resource Conservation and Recovery Act of 1976; the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"); the Atomic Energy Act of 1954; the Toxic Substances Control Act; the Occupational Health and Safety Act; any comparable or similar state statute; any other Applicable Law or the rules and regulations promulgated under any of the foregoing, as each of the foregoing may have been from time to time amended (collectively, "Hazardous Materials") except in material compliance with all Applicable Laws. There have been no spills, leaks, deposits or other releases into the environment or onto or under the Land of any Hazardous Materials except in material compliance with all Applicable Laws. No Encumbrances with respect to environmental liability have been imposed against Parent or Seller or any of the Assets under CERCLA, any comparable state statute or other Applicable Law, and no facts or circumstances exist which would give rise to the same. Further, no portion of the Land is listed on the CERCLA list or the National Priorities List of Hazardous Waste Sites or any similar list maintained by the states in which the Assets are located or the Business is conducted, and neither Seller nor Parent is listed as or has been notified that it is a potentially responsible party with respect to the Assets or the Business or as a result of the operation of the Assets or the Business under CERCLA, any comparable state statute or other Applicable Law, and neither Seller nor Parent has received a notice of such listing.

         Included on Schedule 5.14 is a complete list of the names and addresses of all disposal sites at any time now or in the past utilized by Parent or Seller or any predecessor of Parent or Seller with respect to the Business or the Assets, none of which sites is listed on the CERCLA list or the National Priorities List of hazardous waste sites or any comparable state list.

         Section 5.15. Underground Storage Tanks. Any underground or above-ground storage tanks containing Hazardous Materials, petroleum products or wastes or other hazardous substances regulated by 40 CFR 280 or other Applicable Law located on the Land have been used and maintained in material compliance with all Applicable Laws. All underground and above-ground storage tanks located on the Land are set forth on Schedule 5.15.

         Section 5.16. Corrupt Practices. Neither Seller nor Parent, nor any of their respective officers, directors, employees or agents, has ever made, offered or agreed to offer anything of value to any employees of any customers of Seller for the purpose of attracting business to Seller or to any foreign or domestic governmental official, political party or candidate for government office or any of their employees or representatives, nor have they otherwise taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended.

         Section 5.17. Accounts Receivable. The Accounts Receivable are bona fide accounts receivable incurred in the ordinary course of business in arms' length transactions, and to Seller's knowledge, are valid and binding obligations of the account debtors without counterclaims, setoffs, or other defenses thereto.

         Section 5.18. Affiliates' Relationships.

         (a) Those Assets that include contractual arrangements between Seller and any Affiliate, or between Parent and any Affiliate relating to the Assets or the Business, are described on Schedule 5.18.

         (b) Except as provided in Schedule 5.18, no Affiliate has any direct or indirect interest in (i) any entity which is competitive with the Business, or
(ii) any Assets used by Seller in the conduct of the Business.

         (c) All obligations of any Affiliate to the Business and all obligations of the Business to any Affiliate are listed on Schedule 5.18, which sets forth a true, correct and complete schedule of payments relating thereto.

         (d) For purposes of this Section 5.18, an "Affiliate" is a person or entity controlled by, controlling or under common control with Seller.

         Section 5.19. Performance Bonds; Letters of Credit. Except as set forth on Schedule 5.19, there are no performance bonds or letters of credit outstanding with respect to the operation of the Business or the Assets.

         Section 5.20. Employment and Labor Matters. Except as set forth in
Schedule 5.20, Seller is not a party to (a) any collective bargaining agreement,
(b) any agreement respecting the employment of any officer or any other employee, or (c) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days' notice, in each case with respect to the Business. Except as set forth in
Schedule 5.20, within the last five years Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in
Schedule 5.20, with respect to the Business, (a) Seller is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Seller pending or, to the best of Parent's and Seller's knowledge, threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to the best of Parent's and Seller's knowledge, threatened against or affecting Seller nor any secondary boycott with respect to services of Seller; (d) no question concerning representation has been raised or is threatened respecting the employees of Seller of the Business; (e) no grievance which has had or could have a material adverse effect on Seller, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against Seller concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other governmental entity.

         Section 5.21. Complete Disclosure. This Agreement and the schedules hereto and all other documents and written information furnished to Buyer and its representatives pursuant hereto or pursuant to the negotiation of this transaction or the investigations by Buyer or its employees or representatives, taken as a whole, do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If Parent or

Seller becomes aware of any fact or circumstance which would change a representation or warranty of Seller or Parent in this Agreement or any other statement made or document provided to Buyer, the party with such knowledge shall promptly give notice of such fact or circumstance to Buyer. None of (a) such notification, (b) any pre-closing investigation by Buyer of Seller, the Assets or the Business, or (c) the Closing contemplated by this Agreement, shall cure any breach of this Agreement caused thereby or relieve Parent or Seller of their obligations under this Agreement, including the representations and warranties made in this Section 5.

         Section 5.21. Representation Concerning Totality of Assets. Seller owns, leases or has the legal right to use, and on the Closing Date Buyer will own, lease or have the legal right to use, all of the properties and assets, including the Land, the Permits, the Customer Contracts, the Rolling Stock and the Equipment, used or intended to be used in the conduct of the Business, and, with respect to contract rights, Seller is a party to and enjoys the benefit of all contracts, agreements and other arrangements used or intended to be used by Seller in or relating to the conduct of the Business. Seller has, and on Closing Date Buyer will have, good and marketable title to the Assets, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in all such Assets, free and clear of all Encumbrances except those that do not affect the use or value of such Assets, and such Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business. Notwithstanding the foregoing, there are no Assets other than office equipment subject to any lease. If additional assets or rights forming a part of, used, held or intended to be used in, and necessary in the conduct of, the Business, other than Excluded Assets, are identified by Buyer or Seller post-Closing as not having been adequately transferred to Buyer, Seller shall promptly transfer and assign to Buyer such assets or rights as part of the Purchase Price and without additional consideration (and if Seller fails to do so, Buyer may equitably adjust the Purchase Price by retaining an equivalent value out of the Holdback Funds pursuant to Section 2.3). The Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are currently used or held for use in the Business and which are necessary to permit Buyer to carry on the Business as presently conducted.

         Section 5.22. Revenue. The average monthly revenue for the Business for the three months ended March 31, 2000, as accurately reflected on the financial statements of the Business previously provided by Seller to Buyer dated as of and for the three months ended March 31, 2000 is $229,000 (the "Average Monthly Revenue"). If the Average Monthly Revenue is less than such amount, the difference will be multiplied by twelve and the resulting amount will be subtracted from the Holdback Funds. For purposes of this Agreement, "monthly revenue" means total monthly revenue derived from the operation of the Business determined on an accrual basis in accordance with GAAP for customers who are currently receiving service and who have outstanding accounts receivable balances no greater than sixty (60) days as of the date such service was rendered, net of any discount, set-off, rebate or other allowance available to such customers. All revenue reflected on the financial statements was validly derived in accordance with Applicable Laws. With respect to roll-off customers charged a per-haul non-flat rate, the roll-off disposal charges are based on actual tons hauled.

         Section 5.23. Financial Statements.

         (a) Seller has delivered to Buyer unaudited balance sheets of the Business as of August 1999 and March 31, 2000 and the related unaudited statements of income for the twelve-month and three-month periods then ended, respectively (the "Seller Financial Statements").

         (b) The Seller Financial Statements fairly present in all material respects the financial condition and the results of operations of the Business as at the respective dates of and for the periods referred to in such statements, all in accordance with GAAP, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, have a material adverse effect on the Business). The Seller Financial Statements have been prepared from the books and records of Seller and/or the Business, as applicable. The internal books and records of Seller and the Business from which the Seller Financial Statements were prepared have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Business have been properly recorded in all material respects.

         Section 5.24. Books and Records. The books of account and other records of Seller, with respect to the Business only, all of which have been made available for inspection to Buyer and will be delivered to Buyer at Closing, are complete and correct and have been maintained in accordance with sound business practices.


               ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF BUYER.
                --------- ---------------------------------------

         Buyer represents and warrants that the statements contained in this
Article 6: (i) are correct and complete as of the date of this Agreement; (ii) will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6); and (iii) shall survive the Closing in accordance with Section 11.1.

         Section 6.1. Corporate Organization. Buyer is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation. Buyer is duly authorized, qualified and licensed under all applicable laws, regulations and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized, qualified or licensed would not have a material adverse effect on such businesses.

         Section 6.2. Corporate Authority. Buyer has the full legal right and power to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

         Section 6.3. No Conflicts. The execution, delivery and performance of this Agreement, the consummation of any transactions herein referred to or contemplated hereby and the fulfillment of the terms hereof and thereof will not: (a) conflict with, or result in a breach or violation of, the Articles of Incorporation or Bylaws of Buyer; (b) conflict with, or result in a material breach under any document, agreement or other instrument to which Buyer is a party, or result in the creation or imposition of any lien, charge or encumbrance on any properties of Buyer pursuant to: (i) any law or regulation to which Buyer or any of its property is subject, or (ii) any judgment, order or decree to which Buyer is bound or any of its property is subject; (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Buyer; or (d) except for the filings by Buyer required by the HSR Act, require the consent of, or the filing with any governmental authority or agency or any other third party in order to remain in full force and effect.

         Section 6.4. Binding Agreement. This Agreement is the binding and valid obligation of Buyer, enforceable against it in accordance with its terms.

                      ARTICLE 7. COVENANTS PRIOR TO CLOSING
                      ---------  --------------------------

         Section 7.1. Access to Land and Records. Between the date of this Agreement and the Closing Date, Seller will and Parent will cause Seller to afford to or obtain for the officers and authorized representatives of Buyer access to all of the Land (including for the purpose of performing all testing, inspections and other procedures considered desirable by Buyer), Assets, sites, books and records of Seller, at all reasonable times and upon reasonable notice and will furnish Buyer with such additional financial and operating data and other information as to the Assets as Buyer may from time to time reasonably request. Parent and Seller will cooperate with Buyer, its representatives, engineers, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by any governmental agency. Buyer will cause all information obtained in connection with the negotiation of this Agreement to be treated as confidential in accordance with the provisions of Article 13 hereof. Seller will have provided Buyer with copies of Seller's current surveys and title policies relating to the Land prior to the execution of this Agreement.

         Section 7.2. Activities of Seller Prior to Closing. Between the date of this Agreement and the Closing Date, Seller will and Parent will cause Seller to:

         (a) carry on the Business diligently and in substantially the same manner as currently existing and not make or institute any material changes in the methods of service, operation or accounting of the Business;

         (b) maintain the Assets in as good working order and condition as at present, ordinary wear and tear excepted;

         (c) perform all of its obligations under the Real Estate Leases, Permits, Customer Contracts, Related Approvals, Employee Contracts and other Assets;

         (d) keep in full force and effect present insurance policies, bonds, letters of credit or other insurance coverage with reputable insurers and issuers;

         (e) use reasonable efforts to maintain its relationships with suppliers, customers, consultants, employees, independent contractors, government agencies, communities and others having business relations with Seller, and notify Buyer of the loss of any material customer, vendor or other business relationship;

         (f) maintain material compliance with all Applicable Laws;

         (g) maintain and perform present debt and lease instruments in accordance with their terms and not enter into new or amended debt or lease instruments related to the Assets or the Business, without the prior written consent of Buyer; and

         (h) provide all reasonable assistance to Buyer to provide for an orderly transfer of the Assets and the Business from Seller to Buyer.

         Section 7.3. Prohibited Activities Prior to Closing. Between the date of this Agreement and the Closing Date, Seller will not, without the prior written consent of Buyer:

         (a) change the authorized capital, admit new shareholders or permit the withdrawal of existing shareholders of Seller, or grant any options, warrants, puts, calls, conversion rights or commitments relating to Seller's equity interests of any kind;

         (b) incur or agree to incur any liability or make any capital expenditures related to the Assets in excess of an aggregate of $50,000;

         (c) enter into any new mortgage, pledge or other lien or encumbrance upon any Asset;

         (d) breach, amend or terminate any Real Estate Lease, Permit, Customer Contract, Related Approval or Employee Contract in any material manner;

         (e) enter into any transaction outside the ordinary course of the Business of Seller or otherwise prohibited hereunder; or

         (f) allow any other action or omission, or series of actions or omissions, by Seller or Parent that would cause a representation and warranty of Seller and Parent made in Section 5.13 of this Agreement to be untrue on the Closing Date.

         Section 7.4. Contact with Government Officials and Customers. Seller and Parent shall each use their best efforts to cooperate with Buyer in making contact with (a) the appropriate governmental agencies and officials having information about or jurisdiction over Seller, the Parent, the Business or the Land, assets or obligations or rights of Seller, including environmental and land use agencies and officials, in order to assist Buyer in completing its regulatory evaluation of the Business and the Assets and to assist Seller in securing any consents necessary to transfer the Permits or in securing new permits; and (b) the customers under the Customer Contracts, in order to assist Seller in securing any consents necessary to transfer the Customer Contracts to Buyer as contemplated by this Agreement. Seller shall use its commercially reasonable best efforts to obtain all consents necessary to transfer the Permits (or to assist Buyer in obtaining new permits for any non-transferable Permits), the Customer Contracts, the Related Approvals and the Real Estate Leases to Buyer at the Closing. If the transactions contemplated by this Agreement, without the consent of a third party, would constitute a breach of any Customer Contract, Permit, Related Approval or Real Estate Lease, and such consent has not been obtained as of the Closing Date, but nevertheless Buyer elects to consummate the transactions contemplated herein, Parent and Seller will still be obligated to obtain such third-party consent following the Closing Date.

         Section 7.5. Public Announcements. Buyer and Parent may prepare a mutually acceptable written announcement concerning this transaction. Except for filings under the HSR Act or as may otherwise be required by law or the rules and regulations of the New York Stock Exchange or the NASDAQ, neither Buyer, Parent nor Seller shall make any additional public announcements without the prior consent of the other party.

         Section 7.6. HSR Act Filings. Each of Buyer and Parent undertakes and agrees to file as soon as practicable, and in any event prior to five days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"). Each of Buyer and Parent shall (a) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters, and (b) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto (subject to Applicable Law). Buyer shall use its commercially reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other governmental entity with respect to the Acquisition so as to enable the Closing Date to occur prior to May ___, 2000 (the "Outside Date"). Each party shall (a) promptly notify the other party of any written communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and, subject to Applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing; (b) not agree to participate in any substantive meeting or discussion with any governmental authority respect of any filings, investigation or inquiry concerning this Agreement or the transaction contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat; and (c) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Acquisition. If Buyer shall have complied with all of its obligations under this Section 7.6, but there is no action that Buyer can undertake or offer to undertake in compliance with this Section that would eliminate the impediment asserted by the FTC, Antitrust Division, or State Attorney General or other order in any suit or proceeding, in order for the Closing Date to occur prior to the Outside Date, assuming all conditions other than those relating to such impediment or order have been satisfied or waived, then Buyer shall not be deemed to have breached its obligations under this
Section 7.6.

         Section 7.7. Standstill Agreement. Unless and until this Agreement is terminated pursuant to Article 12 hereof without the Closing having taken place, Seller and Parent will not directly or indirectly (through a representative, agent, employee or otherwise) solicit or accept offers for the Assets or the Business or for a merger or consolidation involving the Assets or the Business, or respond to inquiries from, provide or share information with, negotiate with or in any way facilitate inquiries or offers from, third parties who express or who have heretofore expressed an interest in acquiring the Assets or the Business by merger, consolidation or other combination, nor will Parent permit Seller to do any of the foregoing. Parent and Seller shall promptly advise Buyer of any proposal by a third party to acquire the Assets or the Business.


                ARTICLE 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF
                ---------  --------------------------------------
                                PARENT AND SELLER
                                -----------------

         The obligations of Parent and Seller hereunder are subject to the completion, satisfaction, or at their option, waiver, on or prior to the Closing Date, of the following conditions.

         Section 8.1. Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been duly complied with and performed.

         Section 8.2. Consents. All necessary notices to, consents of and filings with any governmental authority or agency or other third party relating to the consummation of the Closing or the other transactions contemplated herein to be made or obtained by Buyer shall have been obtained and made, including all consents required under the HSR Act (or the expiration of the required waiting period).

         Section 8.3. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit any of the transactions contemplated by this Agreement.

         Section 8.4. Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

         Section 8.5. Deliveries. Buyer shall be prepared to make the deliveries described in Section 3.3.

         Section 8.6. Corporate Approval. The Board of Directors and (if required) stockholders of Seller shall have approved the transaction described herein.

         Section 8.7. GEK Waiver. At or prior to the execution of this Agreement, Buyer shall have entered into a Waiver Agreement with Liberty Waste Services, LLC, a Delaware limited liability company ("Liberty"), in form and substance acceptable to Seller, Parent and Liberty, with respect to the sale by Liberty to an affiliate of Parent of all of the membership interests in Liberty Waste Services Holdings, LLC, a Delaware limited liability company, which owns all of the issued and outstanding capital stock of GEK, Inc., an Alabama corporation,

             ARTICLE 9. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
             ---------  --------------------------------------------

         The obligations of Buyer hereunder are subject to the completion, satisfaction or, at its option, waiver, on or prior to the Closing Date, of the following conditions.

         Section 9.1. Representations and Warranties. The representations and warranties of Seller and Parent contained in this Agreement shall be accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         Section 9.2. Covenants. Each and all of the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Parent on or before the Closing Date shall have been duly complied with and performed.

         Section 9.3. No Adverse Proceeding. No action or proceeding before a court or any other governmental agency or body shall have been instituted to restrain or prohibit any of the transactions contemplated by this Agreement.

         Section 9.4. Simultaneous Closings. The consummation of the transactions identified on Annex I shall occur simultaneously with the Closing.

         Section 9.5. No Adverse Change. No material and adverse change in the results of operations or financial condition of the Business shall have occurred since January 1, 2000.

         Section 9.6. Consents. All necessary notices to, consents of and filings with any governmental authority or agency relating to the consummation of the transactions contemplated herein to be made or obtained by Seller or Parent shall have been obtained and made by Seller or Parent, including all consents required under the HSR Act (or the expiration or early termination of the required waiting period), and Buyer shall have determined, in its sole discretion, that Buyer has obtained all of the consents it deems necessary under any Customer Contract, Related Approval or Employee Contract requiring consent to assignment by virtue of the transaction contemplated hereunder.

         Section 9.7. Delivery of Disclosure Schedules. Seller shall have delivered to Buyer complete and final Disclosure Schedules and such Disclosure Schedules must have been determined to be acceptable by Buyer in its sole discretion. Seller shall use its best efforts to prepare and deliver to Buyer complete and final Disclosure Schedules within 30 days after the date of this Agreement, and in any event not less than seven business days prior to the scheduled date for Closing.

         Section 9.8. Transferability of Permits. Buyer shall have determined, in its sole discretion, that as a result of this transaction all of the Permits required for the operation of the Business have been transferred to Buyer, or can be so transferred to Buyer without public hearing or third party consent, and that any Permits which must be re-issued in the name of Buyer will be so issued as of the Closing Date.

         Section 9.9. Surveys. Buyer shall have procured the Surveys in form and substance provided for in Article 3.

         Section 9.10. Title Policies. The Title Company shall have issued the preliminary title commitments and shall have agreed to issue the Title Policies in each case in accordance with Article 3.

         Section 9.11. Deliveries. Seller and Parent shall have made the deliveries described in Section 3.2.

         Section 9.12. GEK Waiver. At or prior to the execution of this Agreement, Buyer shall have entered into a Waiver Agreement with Liberty Waste Services, LLC, a Delaware limited liability company ("Liberty"), in form and substance acceptable to Seller, Parent and Liberty, with respect to the sale by Liberty to an affiliate of Parent of all of the membership interests in Liberty Waste Services Holdings, LLC, a Delaware limited liability company, which owns all of the issued and outstanding capital stock of GEK, Inc., an Alabama corporation.

         Section 9.13. General. All actions taken by Parent and Seller in connection with the consummation of the transactions contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.


                     ARTICLE 10. LIABILITIES AND OBLIGATIONS
                     ----------  ---------------------------

         Section 10.1. Non-Assumption of Liabilities. Except as explicitly set forth in Section 10.2 below, Buyer shall not, by the execution and performance of this Agreement or otherwise (including under theories of successor liability), assume, become responsible for or incur any liability or obligation of any nature of Seller or Parent (or any other party) relating to the Business or Assets, whether legal or equitable, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, arising out of occurrences on or prior to the Closing Date, including any liability or obligation arising out of or relating to: (a) any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default under any lease, contract, or other instrument or agreement (whether written or oral); (b) injury to or death of any person or damage to or destruction of any property arising out of an occurrence which took place on or prior to the Closing Date, whether based on negligence, breach of warranty, or any other theory; (c) violation of the requirements of any governmental authority or of the rights of any third person, including any requirements relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise or property tax liabilities of Seller or Parent relating to the Business or Assets or otherwise; (d) the generation, collection, transportation, storage or disposal by Seller of Hazardous Materials; (e) any obligations of Seller arising on or prior to the Closing Date under any agreement or arrangement between Seller and the employees of Seller or any labor or collective bargaining unit representing any such employees; (f) any employee benefit plan, employee welfare benefit plan, employee pension benefit plan, multi-employer plan or multiple-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which are currently maintained and/or sponsored by Seller or Parent, or to which Seller or Parent currently contributes, or has an obligation to contribute in the future (including employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements except for the obligations under the Employee Contracts that arise after the Closing Date); (g) any severance pay obligation of Seller or Parent or any employee benefit plan (within the meaning of Section 3(3) of ERISA) or any other fringe benefit program maintained or sponsored by Seller or Parent or to which Seller or Parent contributes or any contributions, benefits or liabilities therefor or any liability for the withdrawal or partial withdrawal from or termination of any such plan or program by Seller; (h) any obligations related to any of the Excluded Assets; (i) any liabilities or obligations resulting from non-compliance with any applicable plant-closing or bulk sales laws; (j) the ownership or operation of the Business or the Assets on or prior to the Closing Date, except as explicitly set forth in Section 10.2; and (k) the debts of Seller or Parent not specifically assumed by Buyer hereunder. Seller and Parent hereby jointly and severally agree to indemnify Buyer, its successors and assigns from and against all of the above liabilities and obligations in accordance with Section 11.2 below

         Section 10.2. Assumption of Obligations.

         (a) Buyer agrees to perform all obligations under the Assets, including the Customer Contracts, Related Approvals, Employee Contracts and Permits, to the extent, and only to the extent, such obligations first mature and are required to be performed by Buyer subsequent to the close of business on the date of Closing (provided that such obligations do not arise as a result of a breach of Seller's representations and warranties herein).

         (b) Buyer agrees to assume all obligations first accruing after the Closing Date under any Real Estate Lease assigned at the Closing (provided that such obligations do not arise as a result of a breach of Seller's representations and warranties herein).

         (c) Buyer agrees to assume at the Closing all liability under performance bonds and letters of credit with respect to the Assets set forth on
Schedule 5.19, and agrees to post substitute financial assurances as required under environmental Permits within 90 days following the Closing.

         (d) Buyer agrees to assume all obligations first accruing after the Closing Date under any operating lease for office equipment such as telephone systems, copiers, fax machines and postage meters, copies of which have been provided by Seller to Buyer.

         Section 10.3. Employees. The following shall apply with respect to non-union employees of Seller hired by Buyer within 30 days following the Closing Date ("Hired Employees"):

         (a) Buyer shall waive, or cause to be waived, (i) all waiting periods for a Hired Employee to become eligible for participation in all of the benefit plans generally available for the employees of Buyer or its affiliates, except that Buyer may require compliance with applicable waiting periods for participation in 401(k) plans, pension plans and long-term disability plans and except that Buyer may, at its option, pay each Hired Employee's COBRA payments for such period until the Hired Employee is eligible to participate in Buyer's benefit plans, and (ii) limitations respecting "pre-existing conditions" in the applicable medical insurance plan or plans, except for any condition of a Hired Employee which was not covered under Seller's medical insurance plan during such employee's employment with Seller. Seller will retain all COBRA obligations existing or arising as of Closing.

         (b) Buyer shall count each Hired Employee's years of continuous service with Seller or its affiliates for purposes of determining vacation benefits under Buyer's vacation plan. The Hired Employee shall be entitled to use any vacation accumulated during employment with Seller and its affiliates in the amount set forth on Schedule 5.8; provided, however Seller will reimburse Buyer in the amount of each employee's accrued vacation within 60 days after Closing or, at Buyer's election, such amount will be deducted from the Holdback Funds.

         (c) If Buyer terminates a Hired Employee without cause within 60 days after the Closing Date, Buyer shall pay such Hired Employee severance equal to two weeks current base pay for every one year of such employee's continuous service with the Seller or its affiliates.

         (d) Nothing in this Agreement, express or implied, is intended to confer upon any of the Seller's employees, former employees, collective bargaining representatives, job applicants, any association or group of such persons any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any rights of employment.


                           ARTICLE 11. INDEMNIFICATION
                           ----------  ---------------

         Section 11.1. Survival of Representations, Warranties and Covenants. All of the representations, warranties and covenants of any party hereto contained in this Agreement and the liabilities and obligations of the parties with respect thereto shall survive the Closing hereunder for two years after the Closing Date; provided, however, that (a) the representations and warranties in Sections 5.5(b) and (c), 5.14 and 5.15 shall survive for a period of three years, (b) the representations and warranties in Sections 5.1, 5.2, 5.5(a), 5.9, 5.10, 5.11, 5.16, 5.18, 6.1 and 6.2 shall survive until the expiration of the applicable statute of limitations period, (c) the covenants in Sections 10.1 and
10.2 and Article 11 shall survive indefinitely; and (d) the covenants in Sections 13.1, 13.2 and 13.3 and Articles 3, 4, and elsewhere in this Agreement shall survive in accordance with their terms.

         Section 11.2. Indemnification by Parent and Seller. Seller and Parent agree that they will each, jointly and severally, indemnify, defend (as to third party claims only), protect and hold harmless Buyer, its officers, shareholders, directors, divisions, subdivisions, affiliates, subsidiaries, parent, agents, employees, successors and assigns at all times from and after the date of this Agreement from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' and expert witness fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, whether arising out of occurrences prior to, at or after the date of this Agreement, incurred as a result of or incident to:
(a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties by Seller or Parent set forth herein, or in the

Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Seller or Parent; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Parent or Seller made in this Agreement;
(c) any liability, claim or other cost or obligation retained pursuant to
Section 10.1; or (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) through (c) of this
Section 11.2 had been satisfied.

         Section 11.3. Indemnification by Buyer and Waste Industries, Inc. Buyer and Waste Industries, Inc., jointly and severally, agree that they will indemnify, defend (as to third party claims only), protect and hold harmless Seller and Parent at all times from and after the Closing Date from and against all liabilities, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, penalties, losses, costs and expenses whatsoever (including court costs, reasonable attorneys' fees and expenses and expenses of investigation) whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extra-ordinary, patent or latent, incurred by Seller or Parent as a result of or incident to: (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representations and warranties of Buyer set forth herein, or in the Schedules, Exhibits or certificates attached hereto or delivered pursuant hereto by Buyer; (b) nonfulfillment or nonperformance of any agreement, covenant or condition on the part of Buyer made in this Agreement; (c) any liability, claim or other cost or obligation assumed pursuant to Section 10.2 or 10.4; and (d) any claim by a third party that, if true, would mean that a condition for indemnification set forth in subsections (a) or (c) of this Section 11.3 had been satisfied.

         Section 11.4. Limitation on Liability. The indemnification obligations set forth in this Article 11 shall apply only if a Closing occurs, and then only after the aggregate amount of such obligations, when aggregated with the indemnification obligations set forth in Article 11 of the Stock Purchase Agreement, exceed $125,000, at which time the indemnification obligations shall be effective as to all amounts on a first dollar basis; provided that only claims in excess of $1,000 shall apply toward the $125,000 basket. The foregoing indemnification threshold shall not apply to any title or survey matters resolved under Section 3.8 hereof or to any indemnification obligations on account of a breach of the covenants set forth in Section 10.1 or 10.2 or the representations set forth in Section 5.22. Further, the indemnification obligations set forth in this Article 11, when aggregated with the indemnification obligations set forth in Article 11 of the Stock Purchase Agreement, shall be limited to an aggregate amount not to exceed $15,000,000; provided further that the foregoing cap shall not apply to the indemnification obligations on account of a breach of the covenants set forth in Section 10.1, 10.2, 10.4 or Article 13, or to the actual fraud of Parent or Seller.

         Section 11.5. Indemnification Procedure Between Buyer and Seller. Upon the occurrence of any claim for which indemnification is believed to be due hereunder, the party seeking indemnification (the "Indemnified Party") shall provide notice of such claim to the party from whom indemnification is sought (the "Indemnifying Party"), stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations herein). Any claim shall be conclusive against the Indemnifying Party in all respects 20 days after receipt by the Indemnifying Party of such notice, unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the propriety or amount of the claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim that the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution in accordance with the provisions of Section 14.13. If it is finally determined that all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 11.4) within 10 days of such determination, pay the Indemnified Party such amount owed in cash, together with interest from the date that the Indemnified Party initially requested such payment until the date of actual payment, at an annual rate equal to the prime interest rate then generally in effect on the date of payment as set forth in The Wall Street Journal.

         Section 11.6. Procedure for Indemnification with Respect to Third Party Claims.

         (a) If any third party shall notify an Indemnified Party with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against an Indemnifying Party or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

         (b) Any Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within a reasonable time after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any adverse consequences (which will include all losses, claims, liens, and attorneys' fees and related expenses) the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim 0and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only monetary damages and does not seek an injunction or equitable relief or involve the possibility of criminal penalties, (iv) settlement of, or adverse judgment with respect to the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 11.5(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld).

         (d) In the event or to the extent that any of the conditions set forth in Section 11.5(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim and any matter it may deem appropriate in its sole discretion and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith (but will keep the Indemnifying Party reasonably informed regarding the progress and anticipated cost thereof), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the cost of defending against the Third Party Claim (including attorneys' fees and expenses), (iii) the Indemnifying Party will remain responsible for any adverse consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11, and (iv) the Indemnifying Party shall be deemed to have waived any claim that its indemnification obligation should be reduced because of the manner in which the counsel for the Indemnified Party handled the Third Party Claim.

         Section 11.7. Solely for purposes of this Article 11, a representation, warranty or covenant will be "materially" beached for purposes of a material adverse effect or materiality qualifier if the amount of loss with respect to such breach is in excess of $1,000.


                      ARTICLE 12. TERMINATION OF AGREEMENT
                      ----------  ------------------------

         Section 12.1. Termination by Buyer. Buyer, by notice in the manner hereinafter provided on or before the Closing Date, may terminate this Agreement in the event of a material breach by Parent or Seller in the observance or in the due and timely performance of any of the covenants or agreements contained herein on their part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date, or in the event of the failure to complete or satisfy and condition set forth in Article 9, which failure to complete or satisfy is not waived by Buyer.

         Section 12.2. Termination by Seller. Seller may, by notice in the manner hereinafter provided on or before the Closing Date, terminate this Agreement in the event of a material breach by Buyer in the observance or in the due and timely performance of any of the covenants or agreements contained herein on its part to be performed, and such breach shall not have been cured, after written notice thereof, on or before the Closing Date, or in the event of the failure to complete or satisfy any condition set forth in Article 8, which failure to complete or satisfy is not waived by Seller.

         Section 12.3. Termination for Failure to Close. Either Buyer or Seller, by notice in the manner hereinafter provided, may terminate this Agreement if the Closing has not occurred on or before May 31, 2000; provided that no party in default hereunder shall have the right to terminate this Agreement pursuant to this Section 12.3.

         Section 12.4. Effect of Termination for all Other Reasons. Termination of this Agreement pursuant to this Article 12 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has breached this Agreement prior to termination hereof.

         Section 12.5. Simultaneous Termination. In the event of termination of this Agreement pursuant to this Article 12, the transactions identified on Annex I shall terminate simultaneously therewith.

                            ARTICLE 13. NONDISCLOSURE
                            ----------  -------------

         Section 13.1. Nondisclosure by Seller and Parent. Seller and Parent recognize and acknowledge that they had in the past, currently have, and in the future may possibly have, access to certain confidential information of Buyer, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Buyer and its businesses. Seller and Parent each agree that they will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information becomes known to the public generally through no fault of Seller or Parent. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Section, Buyer shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of two years following the termination of this Agreement without a Closing having occurred.

         Section 13.2. Nondisclosure by Buyer. Buyer recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date, will have access to certain confidential information of Seller, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of Seller. Buyer agrees that it will not, except as may be required by law or valid legal process, disclose such confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date except to authorized representatives of Seller, unless such information becomes known to the public generally through no fault of Buyer. In the event of a breach or threatened breach by Buyer of the provisions of this Section, Seller shall be entitled to an injunction restraining such party from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting Seller from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. The provisions of this Section shall apply at all times prior to the Closing Date and for a period of two years following the termination of this Agreement without a Closing having occurred.

         Section 13.3. Confidential Information. Neither Parent nor Seller (nor any of their subsidiaries or affiliated entities) shall at any time subsequent to the Closing, except as explicitly requested by Buyer, use for any purpose, disclose to any person, or keep or make copies of any records and files containing, any confidential information concerning the Business, the Assets, or the liabilities assumed by Buyer hereunder, all such information being deemed to be transferred to Buyer hereunder. For purposes hereof, "confidential information" shall mean and include all customer and vendor lists and related information, all information concerning the Business' processes, products, costs, prices, sales, marketing and distribution methods, properties and assets, liabilities, finances, employees, all privileged communications and work product, and any other information not previously disclosed to the public directly by Parent or Seller. The foregoing provisions shall not apply to any information which is or relates to an "Excluded Asset" or which is or relates to the liabilities retained by Seller hereunder. If at any time after the Closing, Parent or

Seller should discover that they are in possession of any records and files containing the confidential information of Buyer, then the party making such discovery shall immediately turn such records and files over to Buyer, which shall upon request make available to the surrendering party any information contained therein which is not confidential information. Parent and Seller severally agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery. Parent and Seller hereby consent to Buyer's consultation with legal, accounting and other professional advisors to Seller concerning advice rendered to or for Seller prior to the Closing regarding the Business, the Assets or the liabilities assumed by Buyer, excluding, however, the negotiation and drafting of this Agreement and the transactions entered into pursuant hereto.

         Section 13.4. Equitable Relief for Violations. The parties expressly covenant and agree that if any of them violates, or overtly threatens to violate, the covenants set forth in this Article 13 (the "Restrictive Covenants"), the non-violating party shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or benefits which the violating party, directly or indirectly, realized and/or may realize as the result of, arising out of, or in connection with any such violation or threatened violation. The parties acknowledge further that an irreparable injury may result to the non-violating party and its business in the event of a breach by the violating party of the Restrictive Covenants. The parties also acknowledge and agree that the damages or injuries which a non-violating party sustains as a result of a breach by a violating party of the Restrictive Covenants are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under the Restrictive Covenants, such rights or obligations shall be enforceable in a court of equity by decree of specific performance and a non-violating party shall also be entitled to any injunctive relief necessary to prevent or restrain any violation of the Restrictive Covenants. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled. In addition, a non-violating party shall also be entitled to actual attorney's fees and costs reasonably incurred in any action in which it is successful in establishing a violation of the Restrictive Covenants.


                               ARTICLE 14. GENERAL
                               ----------  -------

         Section 14.1. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer, Seller and Parent. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         Section 14.2. Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.

         Section 14.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         Section 14.4. No Brokers. Seller and Parent represent and warrant to Buyer and Buyer represents to Seller and Parent that the warranting party has had no dealings with any broker or agent so as to entitle such broker or agent to a commission or fee in connection with the within transaction. If for any reason a commission or fee shall become due, the party dealing with such agent or broker shall pay such commission or fee and agrees to indemnify and save harmless each of the other parties from all claims for such commission or fee and from all attorneys' fees, litigation costs and other expenses relating to such claim.

         Section 14.5. Expenses of Transaction. Whether or not the transactions herein contemplated shall be consummated: (a) Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Buyer under this Agreement; and (b) Seller will pay the fees, expenses and disbursements of Seller and Parent and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments hereto and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Parent and Seller under this Agreement. All such fees, expenses and disbursements of Parent and Seller shall be paid by Seller prior to the Closing so that the Assets will not be charged with or diminished by any such fee, cost or expense. Parent and Seller represent and warrant to Buyer that Parent and Seller have relied on their own advisors for all legal, accounting, tax or other advice whatsoever with respect to this Agreement and the transactions contemplated hereby. Nothing in this
Section 14.5 shall limit the rights of a non-breaching party to recover damages, including fees and expenses if so awarded, in connection with any claim against a party in breach hereunder.

         Section 14.6. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                  If to Seller or Parent, addressed to it at:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Rick Wojahn

                  with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn: Steve Helm, Vice President and General Counsel and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.


                  If to Buyer, addressed to it at:

                  Waste Industries, Inc.
                  3301 Benson Drive, #601
                  Raleigh, North Carolina  27609
                  Attn:  Lonnie C. Poole, Jr.

                  with a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail
                  Suite 300
                  Raleigh, NC  27607
                  Attn:  James M. Yates, Jr.


Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section. Notwithstanding the foregoing, notices and other communications regarding title and survey matters shall be provided only to: (a) if to Seller, addressed to it at the above address and with a copy to Ginger Perry, Esq., Fennemore Craig, P.C., 3003 North Central Avenue, Suite 2600, Phoenix, AZ 85012; and (b) if to Buyer, addressed to it at the above address and with a copy to Jeff Johnson, Esq. Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607.

         Section 14.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

         Section 14.8. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         Section 14.9. Time of the Essence. Time is of the essence of this Agreement.

         Section 14.10. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         Section 14.11. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         Section 14.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "include" or "including" means include or including, without limitation. The parties intend that representations, warranties and covenants contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact the party is in breach of the first representation, warranty or covenant.

         Section 14.13. Arbitration. Other than for a breach of Article 13, any controversy or claim arising out of or related to this Agreement, or any transactions contemplated herein, that cannot be amicably resolved between Buyer and Seller, including whether such controversy or claim is subject to arbitration, shall be resolved by binding arbitration held in Raleigh, North Carolina, in accordance with the American Arbitration Association's then existing Commercial Arbitration Rules in all respects, subject to this Section. Arbitration proceedings shall be conducted by a panel of three persons selected as follows: The party initiating arbitration shall select one arbitrator and the other party shall select a second arbitrator. The two arbitrators shall select a third arbitrator as soon as possible. Each party shall provide prompt written notice of the arbitrator selected by it in accordance with the terms of this Agreement. No arbitrator shall have or previously have had any significant relationship with any of the parties. Notwithstanding the foregoing, if the controversy or claim in question is not resolved by the arbitrators as provided herein within 150 days after selection of the first arbitrator, either party may pursue any remedy with respect hereto provided by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                        BUYER:

                                        Waste Industries, Inc.


                                        By:_____________________________________
                                        Its:____________________________________

                                        SELLER:

                                        BFI Waste Systems of North America, Inc.


                                        By:_____________________________________
                                        Its:____________________________________

                                        PARENT:

                                        Allied Waste Industries, Inc.


                                        By:_____________________________________
                                        Its:____________________________________

                                LIST OF SCHEDULES
                                -----------------

Exhibit A                  --       Legal Description of the Land

Exhibit B                  --       Non-Solicitation Agreement

Exhibit C                  --       National Account Subcontract Agreement

Schedule 1.1(b)            --       Permits

Schedule 1.1(c)            --       Equipment

Schedule 1.1(d)            --       Rolling Stock

Schedule 1.1(h)            --       Customer Contracts, Related Approvals and Employee Contracts

Schedule 1.1(p)            --       Prepaid Expenses and Deposits

Schedule 1.2               --       Excluded Motor Vehicles

Schedule 1.5               --       Allocation of Purchase Price

Schedule 2.2               --       Accounts Receivable - Closing Date

Schedule 5.1               --       Certificate of Incorporation and Bylaws

Schedule 5.2               --       Encumbrances on Stock

Schedule 5.3               --       Permits; Proprietary Rights

Schedule 5.4(c)            --       Leased Assets

Schedule 5.5(b)            --       Real Property Disclosure

Schedule 5.6               --       Contracts

Schedule 5.7               --       Insurance

Schedule 5.8               --       Employees; Exceptions to "at will" Employment

Schedule 5.9(c)(iii)       --       Consents

Schedule 5.10              --       Taxes

Schedule 5.11              --       Litigation

Schedule 5.13              --       Conduct of Business

Schedule 5.14              --       List of Disposal Sites

Schedule 5.15              --       Underground Storage Tanks

Schedule 5.18              --       Affiliate Relationships

Schedule 5.19              --       Performance Bonds; Letters of Credit

Schedule 5.20              --       Employment and Labor Matters

                                     ANNEX I
                                     -------
                          RELATED PURCHASE TRANSACTIONS
                          -----------------------------

1. The purchase and sale of all of the capital stock of Sampson County Disposal, Inc. pursuant to the Stock Purchase Agreement.

2. The purchase and sale of the Chattanooga, Tennessee and Dalton Georgia hauling assets.

                                    ANNEX II
                                    --------

                               SURVEY REQUIREMENTS
                               -------------------


1. The survey must be prepared in accordance with the "Minimum Standard Detail Requirements and Classifications for ALTA/ACSM Land Title Surveys" as adopted by ALTA and ACSM in 1997, and shall include all items as follows, in addition to those mentioned in the attached certification which must appear on the survey.

2. The survey must show the full legal description of the Land by metes and bounds. If described in title commitment by "lot and block", surveyor should include the title commitment description, followed by "more particularly described as follows", followed by the metes and bounds description prepared by surveyor. The legal description must match and agree with the courses and distances as shown on the physical drawing. If there are differences between "record" and "measured" distances, please note these differences as such.

         If the survey is described in "lot and block", please show and label interior lots, and include reference to filed map's recording information.

3. Additionally, the survey must contain a note below the legal description that states, "Property surveyed and shown hereon is the same property as described in title commitment number ________________, dated _______________, prepared by, [insert name of Title Company]."

4. The survey must show/label the point of beginning, (POB), and the relationship of the POB to the monument by which it is referenced.

5.       The survey must include and identify by labeling/notes the following:

         a) Location dimensions and square footages of buildings/structures.

         b) Location of all substantial visible improvements, (in addition to buildings/structures), such as signs, parking areas, (include striping and count), trash enclosures, party walls, etc.

         c) Survey must show all driveways/curb cuts, and label same. Additionally, please show note of "ACCESS" where access is gained to subject property.

         d) Utilities, and include any visibly available water and sewer mains, utility lines, manholes, catch basins, overhead wires, etc.

         e) Encroachments must be shown and listed as encroachments by note, including those that affect subject property and those that encroach from subject property onto adjoining property.

         f) All easements/exception items as appear in the title commitment must be plotted and labeled with recording information, (volume and page), on drawing giving corresponding exception item number from the title commitment, and survey must include a list of all exceptions with a note, either "affects subject property and is plotted and shown hereon", or "does not affect subject property."

         g) All roads and rights of way must be shown and streets labeled. Widths and centerline of roads must be shown.

         h) The location of any waterways, wet lands must be noted and shown.

         i) Permanent monuments must be placed in all major corners of boundary or referenced where "found".

6. Whether or not the Property, and, specifically, the Improvements are located within a federally-designated Special Flood Hazard Area, as determined by reference to Federal Flood Insurance Rate Maps, (survey must contain Flood Zone in which property falls, and an explanation of that Flood Zone, for example, "100 Year", etc.) or within a state-designated riparian buffer area, and showing any such areas on the survey.

7.       The survey must be drawn at no smaller than 1" = 20.00'.

8. The survey must contain the address in the title block (which will be provided).

9. The survey must contain the total land area, both in square footage and acreage.

10.      The survey must contain a legend of all symbols and abbreviations used.

11. The survey must include a Vicinity Map showing the location of the property surveyed and nearby highways or major street intersections.

12. The survey must include the attached certification, and appear on the survey in exact form as shown, including all entities listed in the certification attached.

13. The survey must be signed, sealed and dated, (not more than thirty (30) days prior to the date of closing).

14.      The survey must contain a directional north arrow.

15. The survey must contain identification of the current record ownership of property landowners of all parcels adjacent to the subject property (to the extent available).

16.      Zoning information must appear on the survey and include:

         a) Zone.

         b) Setback lines, listed in note form and plotted on drawing.

         c) Building height restrictions, if any should be noted.

         d) Parking requirements should also be noted.

                                    EXHIBIT A
                                    ---------

                                LEGAL DESCRIPTION



TRACT ONE: BEGINNING at a point in the Southeastern edge of the right of way of U.S. Highway 301 where its Southeastern edge intersects with the Northeastern edge of the right of way of N.C.S.R. 2268 at an iron pin and runs thence with the edge of the right of way of U.S. Highway 301 North 43 degrees 43 minutes East 220.14 feet to a rebar, a corner with Tract A; thence with the line of Tract A South 46 degrees 17 minutes 00 seconds East 196.46 feet to a point, a corner with Tract A; thence with the line of Tract A North 43 degrees 43 minutes East 245.10 feet to a point located in the center of a creek; thence with a traverse line along said creek the following courses and distances: South 59 degrees 12 minutes 43 seconds East 24.12 feet, South 60 degrees 26 minutes 30 seconds East 135.61 feet and South 67 degrees 14 minutes 20 seconds East 144.34 feet, a corner with Tract C; thence leaving the creek and with the line of Tract C South 43 degrees 33 minutes 29 seconds West 285.24 feet to a rebar in the line of Tract C; thence continuing South 43 degrees 33 minutes 29 seconds West 268.83 feet to a rebar in the Northeastern edge of the right of way of N.C.S.R. 2268; thence running with the Northeastern edge of the right of way of N.C.S.R. 2268 North 46 degrees 26 minutes 31 seconds West 27.00 feet to an iron pin; thence continuing North 46 degrees 26 minutes 31 seconds West 460.78 feet to the POINT AND PLACE OF BEGINNING, and containing 4.36 acres, more or less, and being Tract B as shown on that Map entitled, "Property of D & H Associates", prepared by Piedmont Surveying, Inc., and dated February 23, 1989.


TRACT TWO: BEGINNING at a rebar in the Northeastern edge of the right of way of Secondary Road No. 2268, a corner with Tract B, said rebar being located South 46 degrees 26 minutes 31 seconds East 487.78 feet from an iron pin at the intersection of the Southeastern edge of the right of way of U.S. Highway 301 and the Northeastern edge of the right of way of N.C.S.R. 2268, and running from said point of beginning so located, with the line of Tract B, North 43 degrees 33 minutes 29 seconds East 268.83 feet to a rebar; thence continuing North 43 degrees 33 minutes 29 seconds East 285.24 feet to a point located in the center of a creek; thence with a traverse line along said creek the following courses and distances: South 67 degrees 14 minutes 20 seconds East 152.97 feet, South 83 degrees 34 minutes 02 seconds East 97.69 feet to a point in said creek; thence leaving the creek along a 3 foot drainage ditch South 03 degrees 11 minutes 59 seconds West 387.26 feet to a found tile pipe and pointers; thence South 14 degrees 42 minutes 16 seconds East 707.67 feet to a set rebar corner located in the Northeastern edge of the right of way of N.C.S.R. 2268; thence running with the Northeastern edge of the right of way of said N.C.S.R. 2268 North 46 degrees 26 minutes 31 seconds West 816.84 feet to a rebar; thence continuing North 46 degrees 26 minutes 31 seconds West 256.68 feet to the POINT OF BEGINNING and containing 8.61 acres, more or less, and being Tract C on the map. Tract C as shown on that map entitled, "Property of D & H Associates", prepared by Piedmont Surveying Inc., and dated February 23, 1989.

                                    EXHIBIT B
                                    ---------

                           NON-SOLICITATION AGREEMENT

         THIS NON-SOLICITATION AGREEMENT (the "Agreement") is made and entered into as of May 26, 2000 by and among BFI Waste Systems of North America, Inc., a Delaware corporation ("BFINA"), Allied Waste Industries, Inc., a Delaware corporation ("Allied" and collectively with BFINA, "Sellers"), and Waste Industries, Inc., a North Carolina corporation ("Buyer").

                                    RECITALS

         A. Sellers and Buyer are parties to that certain Purchase Agreement, dated May 26, 2000 (the "Purchase Agreement"), which provides for the sale by BFINA to Buyer of certain assets, properties and contractual rights of BFINA used in connection with a fully-permitted waste hauling operation located in Fayetteville, North Carolina (the "Business").

         B. To induce Buyer to consummate the transactions contemplated by the Purchase Agreement, Sellers have agreed to forego certain rights to compete with Buyer with respect to the Business, on the terms and subject to the conditions set forth in this Agreement.

         C. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Purchase Agreement.

         ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1. Noncompete Definitions. For purposes of the covenants set forth in this Agreement, the terms listed below shall have the following meanings:

                  (a) "Customer" means a customer of BFINA relating principally to the Business and potential customers for the Business in the Territory, but excluding national accounts not subcontracted to Buyer.

                  (b) "Time Period" means, with respect to (i) each Customer, the period beginning as of the date of this Agreement and ending one year thereafter and (ii) with respect to any written Customer Contract, the period beginning as of the date of this Agreement and ending the later of (A) one year thereafter or (B) upon the expiration of the remaining term of such written Customer Contract (including any extension thereof); provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Time Period shall mean such other period as the court shall determine to be reasonable.

                  (c) "Territory" means the counties of Bladen, Cumberland, Harnett, Hoke, and Sampson in the State of North Carolina; provided, however, that if a court of competent jurisdiction determines that such Territory is unenforceable, the Territory shall mean such other territory as the court shall determine to be reasonable.

         2. Payment. As full consideration for Sellers entering into this Agreement, Buyer shall pay to Sellers concurrently with the execution of this Agreement, the aggregate sum of $5,000, which sum shall be allocated among Sellers as Sellers agree.

         3. Covenant. Sellers jointly and severally covenant and agree with Buyer that, during the Time Period and within the Territory, they shall not, directly or indirectly, individually or as a stockholder, partner, member, financier, agent, employee, representative or consultant for or otherwise on behalf of or in conjunction with any individual, partnership, corporation, limited liability company or other entity, solicit or assist in the solicitation of any Customer.

         4. Enforceability. Sellers jointly and severally represent and warrant to and covenant with Buyer as follows:

                  (a) The covenants set forth in this Agreement are reasonably necessary for the protection of the interests of Buyer, are reasonable as to duration, scope and territory, and are not unreasonably restrictive of Sellers.

                  (b) If Sellers breach any covenants set forth in this Agreement, such breach would cause irreparable harm to Buyer and, in the event of such breach, Buyer shall be entitled, in addition to monetary damages and to any other remedies available to Buyer under this Agreement and at law, to equitable relief, including injunctive relief, and the payment by Sellers of all costs incurred by Buyer in enforcing the provisions of this Agreement, including reasonable attorneys' fees.

                  (c) Notwithstanding subsection (a), should any court of competent jurisdiction determine that any covenants in this Agreement are unreasonable as to duration, scope, or territory, the covenants shall be enforceable as provided in this Agreement with respect to such duration, scope and territory as the court determines to be reasonable.

         5. Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, and the successors of Buyer and Sellers. This Agreement, upon execution and delivery, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by all parties hereto.

         6. Entire Agreement. This Agreement is the final, complete and exclusive statement and expression of the agreement among the parties hereto with relation to the subject matter of this Agreement, it being understood that there are no oral representations, understandings or agreements covering the same subject matter as this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind. Notwithstanding the foregoing, this Agreement will not supersede, replace or amend in any way the Settlement Agreement and Release Agreement dated August 23, 1999 by and among Sellers and certain of their affiliates and Buyer (the "Settlement Agreement"). To the extent any of the provisions of this Agreement are inconsistent with any provisions of the Settlement Agreement, the provisions of the Settlement Agreement will govern.

         7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         8. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

                  If to BFINA or Allied, addressed to it at:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Rick Wojahn

                  with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Steve Helm, Vice President and General Counsel

                  and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.


                  If to Buyer, addressed to it at:

                  Waste Industries, Inc.
                  3301 Benson Drive, #601
                  Raleigh, North Carolina  27609
                  Attn:  Lonnie C. Poole, Jr.

                  with a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail
                  Suite 300
                  Raleigh, NC  27607
                  Attn:  James M. Yates, Jr.

         Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, and three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

         9. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina.

         10. No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of or in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after that waiver.

         11. Time of the Essence. Time is of the essence of this Agreement.

         12. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         13. Severability. In case any provision of this Agreement shall not in any way be affected or impaired thereby.

         14. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" means including, without limitation.

         15. Review by Counsel. Sellers acknowledge and agree that they have had the opportunity to review this Agreement with legal counsel of their choosing.

                         [SIGNATURES ON FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                          Allied Waste Industries, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________


                          BFI Waste Systems of North America, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________


                          Waste Industries, Inc.



                          By:______________________________________
                          Name:____________________________________
                          Title:___________________________________

                                    EXHIBIT C
                                    ---------

                     NATIONAL ACCOUNT SUBCONTRACT AGREEMENT

         THIS NATIONAL ACCOUNT SUBCONTRACT ("Subcontract") is effective this ___ day of ________, 2000, between BFI Waste Systems of North America, Inc., a Delaware corporation ("Contractor"), and Waste Industries, Inc., a North Carolina corporation ("Subcontractor").

                                    RECITALS

         WHEREAS, Contractor and _______________, a _________ corporation ("Customer"), are parties to that certain ____________________, dated ______________ (the "Master Contract"), a copy of which is attached hereto as Exhibit A; and

         WHEREAS, Contractor desires to contract with Subcontractor for the provision of commercial hauling operations for the Customer in ______________ (the "Area"), and Subcontractor desires to contract with Contractor for the same.

         Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                              TERMS AND CONDITIONS

         1. Subcontract. Contractor hereby subcontracts to Subcontractor, and Subcontractor hereby subcontracts from Contractor, all of Contractor's rights and obligations to provide the services (the "Services") set forth in the Master Contact in the Area, for the term and upon the terms and conditions set forth in this Subcontract.

         2. Term. The term of this Subcontract shall commence on the date hereof and shall continue until such time as the Master Contract terminates (inclusive of any and all renewal periods).

         3. Rights and Obligations. Subcontractor agrees to be bound by all provisions of the Master Contract. All rights, privileges and obligations of Contractor pursuant to the Master Contract are intended to be available to Subcontractor under this Subcontract, except as otherwise expressly provided herein. Subcontractor shall be entitled to receive all of the benefits which Contractor is entitled to receive with respect to the Services being provided in the Area pursuant to the Master Contract.

         4. Indemnification.

                  (a) Indemnification by Subcontractor: Subcontractor shall indemnify, defend and hold harmless Contractor and its shareholders, partners, directors, officers, affiliates, employees and agents (the "Contractor Indemnified Parties") for, from and against any and all claims, actions, proceedings, costs, fines, assessments, penalties, damages and liabilities, including, without limitation, reasonable attorneys' fees, suffered or incurred by any of the Contractor Indemnified Parties arising out of any act or omission of Subcontractor and its employees or agents in the performance of work under the Master Contract from and after the date of this Subcontract.

                  (b) Indemnification by Contractor: Contractor shall indemnify, defend and hold harmless Subcontractor and its shareholders, partners, directors, officers, affiliates, employees and agents (the "Subcontractor Indemnified Parties") for, from and against any and all claims, actions, proceedings, costs, fines, assessments, penalties, damages and liabilities, including, without limitation, reasonable attorneys' fees, suffered or incurred by any of the Subcontractor Indemnified Parties arising out of any act or omission of Contractor and its employees and agents in the performance of work under the Master Contract before the date of this Subcontract.

         5. Pricing of Master Contract. At all times during the term of the Master Contract when the pricing and other terms of the Master Contract are subject to re-negotiation or modification, Contractor will consult with Subcontractor and use commercially reasonable efforts to obtain the most commercially favorable pricing and other terms reasonably available during such re-negotiation or modification of the Master Contract. In the event that without the consent of Subcontractor the price terms of the Master Contract are reduced from those in effect on the date hereof, or the price terms become materially less favorable to Subcontractor than the terms in effect on the date hereof, Subcontractor may terminate this Subcontract by written notice to Contractor within 30 days following reduction of the price terms. Any such termination shall be effective 30 days after receipt of notice thereof by Contractor.

         6. New Agreement. Notwithstanding anything in this Subcontract to the contrary, Subcontractor shall have the right to enter into a service agreement or make other arrangements with the party receiving Services in the Area under the Master Contract, which service agreement or other arrangements may supersede the Master Contract in whole or in part. This Subcontract will terminate if the new service agreement or other arrangements supersede the Master Contract as a whole in the Area.

         7. Transfer of Master Contract. Contractor will not sell, assign, transfer or otherwise dispose of the Master Contract, by operation of law, merger, sale of assets, change of control or otherwise, without the consent of Subcontractor, which consent shall not be unreasonably withheld, unless the other party to such transaction agrees in writing to be bound by the terms of this Subcontract.

         8. Payment for Services. Subcontractor agrees to submit an invoice to Contractor on a monthly basis, setting forth in detail the Services that Subcontractor provided under the Master Contract during the past month. Contractor agrees to pay Subcontractor the amount set forth in the Master Contract for those services performed by Subcontractor within one month after receiving the invoice.

         9. Notices. All notices or other communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by overnight courier or by delivering the same in person to such party.

         (a)      If to Contractor, addressed to it at:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Rick Wojahn

                  with a copy to:

                  Allied Waste Industries, Inc.
                  15880 N. Greenway-Hayden Loop
                  Suite 100
                  Scottsdale, AZ 85260
                  Attn:  Steve Helm, Vice President and General Counsel

                  and a copy to:

                  Fennemore Craig, P.C.
                  3003 North Central Avenue
                  Suite 2600
                  Phoenix, AZ 85012
                  Attn:  W. T. Eggleston, Jr.


         (b)      If to Subcontractor, addressed to it at:

                  Waste Industries, Inc.
                  3301 Benson Drive, #601
                  Raleigh, North Carolina  27609
                  Attn:  Lonnie C. Poole, Jr.

                  with a copy to:

                  Wyrick Robbins Yates & Ponton LLP
                  4101 Lake Boone Trail
                  Suite 300
                  Raleigh, NC  27607
                  Attn:  James M. Yates, Jr.

Notice shall be deemed given and effective the day personally delivered, the day after being sent by overnight courier, subject to signature verification, or three business days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received, if earlier. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section.

         10. Compliance with laws. Subcontractor agrees that it will comply with all applicable federal, state and local laws, regulations and ordinances and the terms of any permits and approvals issued to it or by which it is governed relating, in any such case, to the exercise of its rights under this Subcontract.

         11. Headings. The headings in this Subcontract have been inserted for convenience only and shall not affect the meaning or interpretation of any provision in this Subcontract.

         12. Counterparts. This Subcontract may be executed in two or more original or facsimile counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         13. Amendment. This Subcontract may not be amended except by a written instrument executed by each party to this Subcontract.

         14. Entire Agreement. This Subcontract is the final, complete and exclusive statement of the agreement among the parties with relation to the subject matter of this Subcontract. There are no oral representations, understandings or agreements covering the same subject matter as this Subcontract. This Subcontract supersedes and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements or arrangements of any kind.

         15. Assignment. This Subcontract may not be assigned or otherwise transferred without the express written consent of all the parties hereto.

         16. Binding Effect. This Subcontract shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the parties.

         17. Attorneys' Fees. In the event of any litigation arising out of this Subcontract, the prevailing party shall be entitled to recover its reasonable attorneys' fees.

         18. Governing Law. This Subcontract shall be governed and construed in accordance with the laws of the State governing the Master Contract.

         IN WITNESS WHEREOF, the parties hereto have caused this Subcontract to be executed as of the day and year first written above.

SUBCONTRACTOR:                        CONTRACTOR:

Waste Industries, Inc.                BFI Waste Systems of North America, Inc.


By ___________________________        By:______________________________
Its___________________________        Its:_____________________________